Exhibit 10.11

July 24, 2016

Charles F. Albright, Ph.D.

Re:  Offer of Employment

Dear Charlie,

On behalf of Editas Medicine, Inc. (the “Company”), I am pleased to offer you employment with the Company.  The purpose of this letter is to set forth the terms of your employment with the Company, should you accept our offer.

I am pleased to offer you the position of Chief Scientific Officer, reporting to the Chief Executive Officer.  Your base salary will be at the rate of $15,625.00 per semi-monthly pay period (equivalent to an annualized base salary of $375,000.00).  You will be employed on a fulltime basis.

Additionally, you will be eligible to receive an annual performance bonus, targeted at 35% of your annual base salary, to be determined based on the achievement of your individual goals and the Company’s goals during the applicable fiscal year, and on a pro-rated basis.  Such bonus shall be subject to the approval of the Company’s Board of Directors (or a committee thereof).

You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for the prior calendar year before March 15th of the next succeeding calendar year.

Your effective date of hire as an employee (the “Start Date”) is to be mutually agreed upon by you and the Company, but not later than September 4, 2016.

Subject to approval of the Company’s Board of Directors, the Company will grant you a stock option to purchase an aggregate of 225,000 shares of the Company’ s common stock (the “Option”) at an exercise or purchase price equal to the fair market value of the Company’s common stock on the date of grant.  The Option will vest over four (4) years at the rate of 25% on the first anniversary of the commencement date of your employment, and an additional 2.0833% of the original number of shares at the end of each successive month following the first anniversary of the vesting commencement date until the fourth anniversary of the vesting commencement date.  The Option grant will be brought to the Board of Directors for approval after you begin employment with the Company.  The Option will be evidenced in writing by and subject to the terms of the Company’s 2015 Stock Incentive Plan (or such other plan, including

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an inducement plan or agreement, under which such option is granted) and a stock option agreement provided by the Company.

You will be eligible to participate in the Company’s Severance Benefits Plan, a copy of which is available at https://www.sec.gov/Archives/edgar/data/1650664/00010474691600953/4a2226902zex-10 27.htm), at the level of Other C-Level Officer (as defined in the Company’s Severance Benefits Plan).  Your eligibility under the Severance Benefits Plan is subject to the terms and conditions thereof.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs, as well as all other Company benefits, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time, in its sole discretion or as otherwise required by law, without advance notice.

You will be eligible for a maximum of four weeks of vacation per calendar year to be taken at such times as may be approved by the Company.  The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year.  Additionally, you will receive 1 personal day and 11 paid holidays annually, in accordance with the Company holiday schedule.

It is understood that you are an “at-will” employee.  You are not being offered employment for a definite period of time or pursuant to an employment contract, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

Your normal place of work will be at the offices of the Company in Cambridge, Massachusetts. Enclosed for your review is a Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement (the “Agreement”).  This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement.  You will be expected to sign the Agreement on or prior to your Start Date.

In making this offer, the Company understands, based on representations made by you, that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way your acceptance of this offer or employment or the performance by you of your duties as an employee of the Company.  In accepting this offer you represent and warrant the foregoing to be true and correct and that in connection with providing services to the Company you will not (i) use any confidential and/or proprietary information of any third party, including, without limitation, any former employer, and (ii) bring any biological or other materials to the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  You will  be required to complete a Form I-9 which will be provided to you before the Start Date.  Please bring the appropriate documents listed on

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that form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (formal or informal, whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time in the Company’s sole discretion and provided that the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment.  Nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent you are eligible for post-employment benefits under the Severance Benefit Plan.

As an employee of the Company, you will be required to familiarize yourself and comply with all Company policies and procedures.  Violations of the Company’s policies may lead to immediate termination of your employment.  Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, together with all information technology resources of the Company (including computers, portable devices, data and other electronic files (whether in hard copy or electronic form), and all internet and email communications) are subject to oversight and inspection by the Company at any time.  Company employees shall have no expectation of privacy with regard to any Company premises, materials, resources or information.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than August 1, 2016.  You may indicate your acceptance of this offer by signing on the appropriate space below and returning a signed, scanned copy along with the other necessary agreements referenced in this letter to Katrine Bosley at ksb@editasmed.com or returning by mail to Editas Medicine, Inc., 300 Third Street, Cambridge, MA 02142, Attention:  Katrine Bosley.  This offer will remain open until 5:00p.m. on August 1, 2016.

Please know that we are truly enthused at the prospect of you becoming part of the Editas team and at your leadership helping to build what we hope will be an exceptional organization, one that is both a scientific pioneer and that delivers transformative medicines to many, many patients.  We believe that you will be a fundamental part of turning that aspiration into reality.

Very truly yours,

/s/ Katrine Bosley
Katrine Bosley
Chief Executive Officer
Editas Medicine, Inc.

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Accepted and Agreed:

/s/ Charles F. Albright
Charles F. Albright, Ph.D.

July 26, 2016
Date

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